Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 16, 2012, with respect to the consolidated financial statements as of and for the year ended December 31, 2011 included in the Annual Report of ERBA Diagnostics, Inc. (formerly, IVAX Diagnostics, Inc.) on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of ERBA Diagnostics, Inc. on Forms S-8 (File No. 333-161393, effective August 17, 2009 and File No. 333-48316, effective October 20, 2000).

/s/ Grant Thornton LLP

Miami, Florida

June 6, 2013